Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 31, 2011, relating to the financial statements of Superfund Gold, L.P., Superfund Gold, L.P. Series A and Superfund Gold, L.P. Series B, and of our report dated May 4, 2011, relating to the financial statements of Superfund Capital Management, Inc., both appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

February 15, 2012